NEWS RELEASE
FOR IMMEDIATE RELEASE
October 29, 2014
CAPITOL FEDERAL FINANCIAL, INC.
REPORTS FISCAL YEAR 2014 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the fiscal year ended September 30, 2014. Detailed results will be available in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which will be filed with the Securities and Exchange Commission (“SEC”) on or about November 26, 2014 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for fiscal year 2014 include:

•	net income of $77.7 million, including $501 thousand from the previously announced leverage strategy that was fully implemented on August 1, 2014;

•	basic and diluted earnings per share of $0.56;

•	net interest margin of 2.00%;

•	dividends paid of $138.2 million, or $0.98 per share;

•	repurchased 6,947,065 shares of common stock at an average price of $11.98 per share; and

•	declared a special year-end dividend of $0.26 per share payable on December 5, 2014.

Comparison of Operating Results for the Years Ended September 30, 2014 and 2013

For fiscal year 2014, the Company recognized net income of $77.7 million, compared to net income of $69.3 million for fiscal year 2013. The $8.4 million, or 12.0%, increase in net income was due primarily to a $6.0 million increase in net interest income, and a $5.4 million decrease in salaries and employee benefits due primarily to a reduction in Employee Stock Ownership Plan (“ESOP”) related expenses. The net interest margin increased three basis points, from 1.97% for the prior fiscal year to 2.00% for the current fiscal year. Decreases in the cost of funds and a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans were the primary drivers for the higher net interest margin in the current fiscal year.

During the fourth quarter of fiscal year 2014, Capitol Federal Savings Bank (the “Bank”) implemented a leverage strategy (“daily leverage strategy”) to increase earnings. The daily leverage strategy involves borrowing up to $2.10 billion on the Bank’s Federal Home Loan Bank (“FHLB”) line of credit in two leverage tiers. The first tier of $800.0 million is intended to remain borrowed on the FHLB line of credit for an extended period of time. The second tier of $1.30 billion is borrowed at the beginning of each quarter and paid off prior to each quarter end. The proceeds of the borrowings, net of the required FHLB stock holdings, are deposited at the Federal Reserve Bank of Kansas City. The daily leverage strategy was fully implemented beginning on August 1, 2014. The daily leverage strategy has had minimal impact on the Bank’s interest rate risk and liquidity. The pre-tax yield of the daily leverage strategy, which is defined as the annualized pre-tax income resulting from the transaction as a percentage of the interest-earning assets associated with the transaction, was 0.21% for fiscal year 2014. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.07% for the current fiscal year.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 16 basis points from 3.31% for the prior fiscal year to 3.15% for the current fiscal year, while the average balance of interest-earning assets increased $197.2 million from the prior fiscal year. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$229,944	$228,455	$1,489	0.7%
Mortgage-backed securities (“MBS”)	45,300	55,424	(10,124)	(18.3)
Investment securities	7,385	10,012	(2,627)	(26.2)
FHLB stock	6,555	4,515	2,040	45.2
Cash and cash equivalents	1,062	148	914	617.6
Total interest and dividend income	$290,246	$298,554	$(8,308)	(2.8)

The increase in interest income on loans receivable was due to an increase in the average balance of the portfolio, partially offset by a decrease in the weighted average yield on the portfolio. The weighted average yield on the loans receivable portfolio decreased 20 basis points, from 3.98% for the prior fiscal year to 3.78% for the current fiscal year. The downward repricing of the loan portfolio was due largely to adjustable-rate loans repricing to lower rates, to loans being purchased at market rates less than or equal to the weighted average rate of the existing portfolio, and to the current fiscal year reflecting the full impact of the large volume of refinances and endorsements that occurred during the prior fiscal year.

The decrease in interest income on MBS and investment securities was due largely to a decrease in the average balance of each portfolio as cash flows not reinvested in the portfolios were used to fund loan growth, pay dividends, and repurchase Company stock. The average balance of the MBS portfolio decreased $316.4 million between the two periods and the average yield on the MBS portfolio decreased 12 basis points, from 2.47% during the prior fiscal year to 2.35% for the current fiscal year. The decrease in the average yield on the MBS portfolio was due primarily to purchases of MBS between periods with yields less than the average yield on the existing portfolio, and to repayments of MBS with yields greater than the average yield on the existing portfolio. Included in interest income on MBS for the current fiscal year was $5.7 million from the net amortization of premiums and the accretion of discounts, decreasing the average yield on the portfolio by 29 basis points. During the prior fiscal year, $8.0 million of net premiums were amortized and decreased the average yield on the portfolio by 35 basis points. At September 30, 2014, the net balance of premiums/(discounts) on our portfolio of MBS was $18.6 million. The decrease in interest income on investment securities was due primarily to a $193.4 million decrease in the average balance of the portfolio, along with a five basis point decrease in the yield, from 1.19% during the prior fiscal year, to 1.14% for the current fiscal year.

The increase in dividends on FHLB stock was due to an increase in the FHLB dividend rate between the two periods and, to a lesser extent, a $6.7 million increase in the average balance of the portfolio due to the daily leverage strategy. Similarly, the increase in interest income on cash and cash equivalents was due primarily to a $358.3 million increase in the average balance due to the daily leverage strategy, which was $336.8 million of the increase in the average balance during the current fiscal year.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 25 basis points from 1.61% for the prior fiscal year to 1.36% for the current fiscal year, while the average balance of interest-bearing liabilities increased $315.0 million from the prior fiscal year due primarily to the daily leverage strategy. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent. The decrease in interest expense was due primarily to a decrease in the weighted average rate paid on the portfolios between the two periods.

	For the Year Ended
	September 30,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$63,217	$70,816	$(7,599)	(10.7)%
Deposits	32,604	36,816	(4,212)	(11.4)
Repurchase agreements	10,282	12,762	(2,480)	(19.4)
Total interest expense	$106,103	$120,394	$(14,291)	(11.9)

The weighted average rate paid on the FHLB borrowings portfolio decreased 56 basis points, from 2.77% for the prior fiscal year to 2.21% for the current fiscal year. The decrease in the average rate paid was due primarily to maturities and renewals of advances to lower market rates between periods, as well as to an increase in the use of the low-costing line of credit in conjunction with the daily leverage strategy. The average balance on the line of credit increased $331.2 million from the prior fiscal year, largely as a result of the daily leverage strategy. The average balance of FHLB advances decreased $29.4 million between periods, due primarily to some maturing advances not being renewed in their entirety. Absent the impact of the daily leverage strategy, the average rate paid on FHLB borrowings would have been 2.49% for the current fiscal year.

The decrease in the weighted average rate paid on the deposit portfolio was due primarily to a decrease in the weighted average rate paid on the retail certificate of deposit portfolio. The weighted average rate paid on the retail certificate of deposit portfolio decreased 16 basis points, from 1.39% for the prior fiscal year to 1.23% for the current fiscal year.

The weighted average rate paid on repurchase agreements decreased 41 basis points, from 3.79% for the prior fiscal year to 3.38% for the current fiscal year. The decrease in the average rate paid on repurchase agreements was due to maturities and a new agreement entered into between periods which had a rate less than the existing portfolio.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current fiscal year of $1.4 million, compared to a $1.1 million negative provision for credit losses for the prior fiscal year. The $1.4 million provision for credit losses in the current fiscal year takes into account net charge-offs of $1.0 million.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$14,937	$15,342	$(405)	(2.6)%
Insurance commissions	3,151	2,925	226	7.7
Loan fees	1,568	1,727	(159)	(9.2)
Income from bank-owned life insurance (“BOLI”)	1,993	1,483	510	34.4
Other non-interest income	1,306	1,812	(506)	(27.9)
Total non-interest income	$22,955	$23,289	$(334)	(1.4)

The decrease in retail fees and charges was due primarily to a decrease in service charges earned.  The increase in income from BOLI was due primarily to the receipt of death benefits during the current quarter. The decrease in other non-interest income was due primarily to a decrease in premium income from Capitol Federal Mortgage Reinsurance Company, as it is no longer writing new business, and to a decrease in gains on loans held-for-sale.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Year Ended
	September 30,		Change Expressed in:
	2014	2013	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$43,757	$49,152	$(5,395)	(11.0)%
Occupancy	10,268	9,871	397	4.0
Information technology and communications	9,429	8,855	574	6.5
Regulatory and outside services	5,572	5,874	(302)	(5.1)
Deposit and loan transaction costs	5,329	5,547	(218)	(3.9)
Advertising and promotional	4,195	5,027	(832)	(16.6)
Federal insurance premium	4,536	4,462	74	1.7
Other non-interest expense	7,451	8,159	(708)	(8.7)
Total non-interest expense	$90,537	$96,947	$(6,410)	(6.6)

The decrease in salaries and employee benefits was due primarily to a decrease in ESOP-related expenses resulting largely from the final allocation of ESOP shares acquired in our initial public offering (March 1999) being made at September 30, 2013. In fiscal year 2014, the only ESOP shares allocated were shares acquired in the Company’s corporate reorganization in December 2010. The increase in occupancy expense was due largely to an increase in depreciation expense, which was primarily associated with the remodeling of our home office. The increase in information technology and communications expense was primarily related to continued upgrades to our information technology infrastructure. The decrease in regulatory and outside services was due largely to the timing of fees paid for our external audit. The decrease in advertising and promotional expense was due primarily to the timing of media campaigns in fiscal year 2013, which included campaigns delayed from fiscal year 2012, as well as to a general decrease in advertising and promotional campaigns during the current year, as compared to the prior year. The decrease in other non-interest expense was due largely to a decrease in the amortization of mortgage-servicing rights assets, a decrease in other real estate owned (“OREO”) operations expense, and a decrease in office supplies and related expenses, partially offset by an increase in amortization of low income housing partnerships.

Included in the $7.5 million of other non-interest expense for fiscal year 2014 was $2.4 million of amortization expense associated with our investments in low income housing partnerships. During the current fiscal year, the average balance of our investments in low income housing partnerships was $38.7 million. The Company will continue to recognize the amortization of these investments as an operating expense on its income statement because of the involvement two of the Bank’s officers have with the operational management of the low income housing partnership investment group. Their participation provides the investment group with additional experience in evaluating housing-related investments and policy matters related to housing investment opportunities. We invest in low income housing partnerships because we receive an income tax credit in the amount of the original investment recognized over the lifetime of the investment. The Company will deduct $3.6 million of tax credits related to its investment in low income housing partnerships for fiscal year 2014.  This amount reduced the fiscal year 2014 effective tax rate by 3.1%.

The Company’s efficiency ratio was 43.72% for the current fiscal year compared to 48.13% for the prior fiscal year. The change in the efficiency ratio was due primarily to a decrease in total non-interest expense. The efficiency ratio is a measure of a financial institution’s total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a lower level of expense.

Income Tax Expense
Income tax expense was $37.5 million for the current fiscal year compared to $36.2 million for the prior fiscal year. The $1.3 million increase between periods was due largely to an increase in pre-tax income, partially offset by a decrease in the effective tax rate. The effective tax rate for the current fiscal year was 32.5% compared to 34.3% for the prior fiscal year. The decrease in the effective tax rate between periods was due largely to a lower amount of nondeductible ESOP-related expenses due to the final ESOP allocation on September 30, 2013, as discussed in the non-interest expense section above, along with higher tax credits related to our investments in low income housing partnerships. Management anticipates the effective tax rate for fiscal year 2015 will be approximately 32% to 33%, based on fiscal year 2015 estimates as of September 30, 2014.

Comparison of Operating Results for the Three Months Ended September 30, 2014 and June 30, 2014

Net income increased $227 thousand, or 1.1%, from $20.0 million for the quarter ended June 30, 2014 to $20.2 million for the quarter ended September 30, 2014. The increase in net income was due primarily to an increase in net interest income, resulting largely from a decrease in interest expense on repurchase agreements and the positive effects of the daily leverage strategy. The net interest margin decreased 21 basis points from the prior quarter to 1.88% for the current quarter. This decrease, which was anticipated, was due to the implementation of the daily leverage strategy during the current quarter. Excluding the effects of the daily leverage strategy, the net interest margin would have been 2.13% for the current quarter, compared to 2.09% for the prior quarter. This four basis point increase was due primarily to decreases in the cost of funds and the continued shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans, as well as to an increase in the FHLB dividend rate.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter decreased 35 basis points from the prior quarter to 2.90%, while the average balance of interest-earning assets increased $1.37 billion between the two periods. The decrease in the yield and the increase in the average balance was due to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average yield on total interest-earnings assets would have increased three basis points from the prior quarter to 3.28%, while the average balance would have decreased $31.0 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,405	$57,474	$931	1.6%
MBS	10,535	11,206	(671)	(6.0)
Investment securities	1,711	1,739	(28)	(1.6)
FHLB stock	2,678	1,452	1,226	84.4
Cash and cash equivalents	905	50	855	1,710.0
Total interest and dividend income	$74,234	$71,921	$2,313	3.2

The increase in interest income on loans receivable was due primarily to a $91.5 million increase in the average balance of the portfolio. The weighted average yield was unchanged at 3.77% for both quarters.

The decrease in interest income on MBS was largely due to a $104.1 million decrease in the average balance of the portfolio as cash flows not reinvested in the portfolio were primarily used to fund loan growth. Included in interest income on MBS for the current quarter was $1.5 million from the net amortization of premiums and the accretion of discounts, decreasing the average yield on the portfolio by 31 basis points. During the prior quarter, $1.5 million of net premiums were amortized and decreased the average yield on the portfolio by 32 basis points.

The increase in dividends on FHLB stock was due to a $60.8 million increase in the average balance of the portfolio, as well as to an increase in the FHLB dividend rate during the current quarter. The increase in the average balance of the portfolio was due primarily to the daily leverage strategy. Similarly, the increase in interest income on cash and cash equivalents was due primarily to a $1.34 billion increase in the average balance, resulting entirely from the daily leverage strategy.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 20 basis points from the prior quarter to 1.18% for the current quarter, while the average balance of interest-bearing liabilities increased $1.40 billion between the two periods. The decrease in the rate paid and the increase in the average balance was due largely to the daily leverage strategy. Absent the impact of the daily leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have decreased three basis points from the prior quarter to 1.35%, while the average balance would have increased $1.1 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$16,217	$14,826	$1,391	9.4%
Deposits	8,081	8,124	(43)	(0.5)
Repurchase agreements	1,963	2,773	(810)	(29.2)
Total interest expense	$26,261	$25,723	$538	2.1

The increase in interest expense on FHLB borrowings was due primarily to a $1.40 billion increase in the average balance on the FHLB line of credit in conjunction with the implementation of the daily leverage strategy during the current quarter at an average rate of 0.24%, as well as to a $79.6 million increase in the average balance of advances. The increase in the average balance of advances between the two periods was primarily a result of the maturity of a $100.0 million repurchase agreement during the current quarter that was replaced with a $100.0 million advance. Absent the impact of the daily leverage strategy, the average rate paid on FHLB borrowings would have decreased two basis points from the prior quarter, to 2.39% for the current quarter.

The decrease in interest expense on repurchase agreements was due primarily to a $78.3 million decrease in the average balance of the portfolio, which was due to a $100.0 million agreement that matured during the current quarter and replaced with an FHLB advance, as discussed above.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $427 thousand compared to a provision for credit losses during the prior quarter of $307 thousand. The $427 thousand provision for credit losses in the current quarter takes into account net charge-offs of $282 thousand.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,881	$3,792	$89	2.3%
Insurance commissions	562	827	(265)	(32.0)
Loan fees	347	367	(20)	(5.4)
Income from BOLI	992	333	659	197.9
Other non-interest income	327	300	27	9.0
Total non-interest income	$6,109	$5,619	$490	8.7

The decrease in insurance commissions from the prior quarter was largely due to annual commissions received from certain insurance providers during the prior quarter. The increase in income from BOLI was due primarily to the receipt of death benefits during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	September 30,	June 30,	Change Expressed in:
	2014	2014	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,378	$10,929	$449	4.1%
Occupancy	2,606	2,479	127	5.1
Information technology and communications	2,444	2,373	71	3.0
Regulatory and outside services	1,582	1,437	145	10.1
Deposit and loan transaction costs	1,353	1,326	27	2.0
Federal insurance premium	1,272	1,078	194	18.0
Advertising and promotional	1,370	942	428	45.4
Other non-interest expense	1,537	1,816	(279)	(15.4)
Total non-interest expense	$23,542	$22,380	$1,162	5.2

The increase in salaries and employee benefits expense was due largely to annual salary increases. The increase in regulatory and outside services was due primarily to the timing of fees paid for external audit services. The increase in federal insurance premium was primarily a result of the implementation of the daily leverage strategy during the current quarter. On a full quarterly basis, it is estimated that the daily leverage strategy will increase our federal insurance premium by approximately $263 thousand because the premium is based on average total assets less average tangible equity. The increase in advertising and promotional expense was due primarily to the timing of media campaigns. The decrease in other non-interest expense was due primarily to the receipt of private mortgage insurance payments from one company where the state in which the company is domiciled allowed the company to disburse funds for unpaid claims.

The Company’s efficiency ratio was 43.53% for the current quarter compared to 43.19% for the prior quarter. The change in the efficiency ratio was due primarily to the increase in non-interest expense.

Income Tax Expense
Income tax expense was $9.9 million for the current quarter compared to $9.1 million for the prior quarter. The increase between periods was due to an increase in the effective income tax rate from 31.4% for the prior quarter to 32.9% for the current quarter, as well as to an increase in pre-tax income. The prior quarter effective income tax rate was lower than the current quarter effective tax rate primarily because it included a true-up of income tax expense for fiscal year 2014 to account for a lower effective tax rate for the fiscal year, which was primarily a result of higher deductible expenses associated with dividends paid on allocated ESOP shares due to the True Blue Capitol dividend paid in June 2014.

Financial Condition as of September 30, 2014

Total assets were $9.87 billion at September 30, 2014 compared to $9.19 billion at September 30, 2013. The $678.6 million increase was due primarily to a $697.0 million increase in cash and cash equivalents resulting largely from the daily leverage strategy, a $274.3 million increase in loans receivable, net, and an $84.5 million increase in FHLB stock, also due largely to the daily leverage strategy, partially offset by a $394.5 million decrease in the securities portfolio. Cash flows from the securities portfolio were used to fund loan growth, pay dividends, and repurchase stock. During the current fiscal year, the Bank originated and refinanced $566.9 million of loans with a weighted average rate of 3.91%, purchased $515.5 million of loans from correspondent lenders with a weighted average rate of 3.70%, and participated in $58.3 million of commercial real estate loans with a weighted average rate of 3.94%. As of September 30, 2014, the Bank had correspondent lending relationships in 27 states.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans. As of September 2014, the unemployment rate was 4.8% for Kansas and 6.3% for Missouri, compared to the national average of 5.9% based on information from the Bureau of Labor Statistics. Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, had an average household income of approximately $74 thousand per annum, based on 2014 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau. The average household income in our combined market areas was approximately $69 thousand per annum, with 90% of the population at or above the poverty level, also based on the 2014 estimates from the American Community

Survey. The Federal Housing Finance Agency (FHFA) price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike other market areas of the United States, indicating stability in property values in our local market areas.

Total liabilities were $8.37 billion at September 30, 2014 compared to $7.55 billion at September 30, 2013. The $817.8 million increase was due primarily to an $856.1 million increase in FHLB borrowings, largely due to an $800.0 million increase in the FHLB line of credit resulting from the daily leverage strategy, as well as to a $43.8 million increase in deposits. The increase in deposits was comprised of a $35.1 million increase in the checking portfolio, a $13.0 million increase in the savings portfolio, and a $7.3 million increase in the money market portfolio, partially offset by an $11.6 million decrease in the certificate of deposit portfolio.
Repurchase agreements decreased $100.0 million between periods as a result of an agreement that matured during the current quarter being replaced with an FHLB advance.

Stockholders’ equity was $1.49 billion at September 30, 2014 compared to $1.63 billion at September 30, 2013. The $139.2 million decrease was due primarily to the payment of $138.2 million in dividends and the repurchase of $83.2 million of stock, partially offset by net income of $77.7 million. The $138.2 million in dividends paid during the current fiscal year consisted of: (1) two $0.25 per share True Blue dividends, totaling $0.50 per share, or $70.4 million; (2) an $0.18 per share, or $25.8 million, dividend related to fiscal year 2013 earnings per the Company’s dividend policy; and (3) four regular quarterly dividends of $0.075 per share each quarter, totaling $0.30 per share, or $42.0 million. The $70.4 million in True Blue dividends were funded by $72.0 million in capital distributions from the Bank to the holding company.

On October 17, 2014, the Company declared a regular quarterly cash dividend of $0.075 per share, or approximately $10.2 million, payable on November 21, 2014 to stockholders of record as of the close of business on November 7, 2014. On October 28, 2014, the Company's Board of Directors approved a special year-end dividend of $0.26 per share, or approximately $35.4 million, payable on December 5, 2014 to stockholders of record as of the close of business on November 21, 2014.  The $0.26 per share special year-end dividend was determined by taking the difference between total earnings for fiscal year 2014 and total regular quarterly dividends paid during fiscal year 2014, divided by the number of shares outstanding as of October 28, 2014. The special year-end dividend is the result of the Board of Directors’ commitment to distribute to stockholders 100% of the annual earnings of Capitol Federal Financial, Inc. for fiscal year 2014.

At September 30, 2014, Capitol Federal Financial, Inc., at the holding company level, had $139.5 million on deposit at the Bank. For fiscal year 2015, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company’s earnings to its stockholders. The payout is expected to be in the form of regular quarterly cash dividends of $0.075 per share, totaling $0.30 for the year, and a special year-end cash dividend equal to fiscal year 2015 earnings in excess of the amount paid as regular quarterly cash dividends during fiscal year 2014. It is anticipated that the fiscal year 2015 special year-end cash dividend will be paid in December 2015. Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.

In November 2012, the Company announced that its Board of Directors approved the repurchase of up to $175.0 million of the Company’s common stock. The Company began repurchasing common stock under this plan during the second quarter of fiscal year 2013 and, as of September 30, 2014, had repurchased 10,773,709 shares at an average price of $11.93 per share, at a total cost of $128.6 million. Subsequent to September 30, 2014 through the date of this release, the Company repurchased an additional 302,145 shares at an average price of $11.99 per share. This plan, under which $42.8 million remained available as of the date of this release, has no expiration date.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	September 30,	June 30,	September 30,
	2014	2014	2013
	(Dollars in thousands)
Stockholders’ equity	$1,492,882	$1,498,907	$1,632,126
Equity to total assets at end of period	15.1%	16.6%	17.8%

The following table presents a reconciliation of total and net shares outstanding as of September 30, 2014.

Total shares outstanding	140,951,203
Less unallocated ESOP shares and unvested restricted stock	(4,575,773)
Net shares outstanding	136,375,430

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards. As of September 30, 2014, the Bank exceeded all regulatory capital requirements. The following table presents the Bank’s regulatory capital ratios at September 30, 2014 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	“Well-Capitalized”
	Ratios	Status

Tier 1 leverage ratio	13.2%	5.0%
Tier 1 risk-based capital	33.0	6.0
Total risk-based capital	33.2	10.0

A reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital amounts as of September 30, 2014 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,306,351
Unrealized gains on available-for-sale (“AFS”) securities	(6,986)
Total Tier 1 capital	1,299,365
Allowance for credit losses (“ACL”)	9,227
Total risk-based capital	$1,308,592

The Fiscal Year 2014 Annual Meeting of Stockholders will be held on January 27, 2015, and the voting record date will be December 5, 2014. Management plans to furnish the Company’s September 30, 2014 annual proxy materials to stockholders via the internet. Stockholders who are eligible to vote at the Fiscal Year 2014 Annual Meeting of Stockholders will receive a notice containing instructions on how to access the proxy materials over the internet and vote online at least 40 days prior to the Annual Meeting. The notice will explain how a stockholder can arrange to have printed materials sent to them, if so desired. Proxy materials include the definitive proxy statement for the Fiscal Year 2014 Annual Meeting of Stockholders, and the September 30, 2014 Annual Report to Stockholders.

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 30,	September 30,
	2014	2013
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $799,340 and $99,735)	$810,840	$113,886
Securities:
AFS at estimated fair value (amortized cost of $829,558 and $1,058,283)	840,790	1,069,967
Held-to-maturity at amortized cost (estimated fair value of $1,571,524 and $1,741,846)	1,552,699	1,718,023
Loans receivable, net (of ACL of $9,227 and $8,822)	6,233,170	5,958,868
FHLB stock, at cost	213,054	128,530
Premises and equipment, net	70,530	70,112
Other assets	143,945	127,063
TOTAL ASSETS	$9,865,028	$9,186,449

LIABILITIES:
Deposits	$4,655,272	$4,611,446
FHLB borrowings	3,369,677	2,513,538
Repurchase agreements	220,000	320,000
Advance payments by borrowers for taxes and insurance	58,105	57,392
Income taxes payable	368	108
Deferred income tax liabilities, net	22,367	20,437
Accounts payable and accrued expenses	46,357	31,402
Total liabilities	8,372,146	7,554,323

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value) 1,400,000,000 shares authorized;140,951,203 and 147,840,268
shares issued and outstanding as of September 30, 2014 and 2013, respectively	1,410	1,478
Additional paid-in capital	1,180,732	1,235,781
Unearned compensation, ESOP	(42,951)	(44,603)
Retained earnings	346,705	432,203
Accumulated other comprehensive income, net of tax	6,986	7,267
Total stockholders’ equity	1,492,882	1,632,126
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,865,028	$9,186,449

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,	September 30,
	2014	2014	2014	2013
INTEREST AND DIVIDEND INCOME:
Loans receivable	$58,405	$57,474	$229,944	$228,455
MBS	10,535	11,206	45,300	55,424
Investment securities	1,711	1,739	7,385	10,012
FHLB stock	2,678	1,452	6,555	4,515
Cash and cash equivalents	905	50	1,062	148
Total interest and dividend income	74,234	71,921	290,246	298,554

INTEREST EXPENSE:
FHLB borrowings	16,217	14,826	63,217	70,816
Deposits	8,081	8,124	32,604	36,816
Repurchase agreements	1,963	2,773	10,282	12,762
Total interest expense	26,261	25,723	106,103	120,394

NET INTEREST INCOME	47,973	46,198	184,143	178,160

PROVISION FOR CREDIT LOSSES	427	307	1,409	(1,067)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	47,546	45,891	182,734	179,227

NON-INTEREST INCOME:
Retail fees and charges	3,881	3,792	14,937	15,342
Insurance commissions	562	827	3,151	2,925
Loan fees	347	367	1,568	1,727
Income from BOLI	992	333	1,993	1,483
Other non-interest income	327	300	1,306	1,812
Total non-interest income	6,109	5,619	22,955	23,289

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,378	10,929	43,757	49,152
Occupancy	2,606	2,479	10,268	9,871
Information technology and communications	2,444	2,373	9,429	8,855
Regulatory and outside services	1,582	1,437	5,572	5,874
Deposit and loan transaction costs	1,353	1,326	5,329	5,547
Federal insurance premium	1,272	1,078	4,536	4,462
Advertising and promotional	1,370	942	4,195	5,027
Other non-interest expense	1,537	1,816	7,451	8,159
Total non-interest expense	23,542	22,380	90,537	96,947
INCOME BEFORE INCOME TAX EXPENSE	30,113	29,130	115,152	105,569
INCOME TAX EXPENSE	9,903	9,147	37,458	36,229
NET INCOME	$20,210	$19,983	$77,694	$69,340

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Year Ended
	September 30,	June 30,	September 30,
	2014	2014	2014	2013
	(Dollars in thousands, except per share amounts)
Net income	$20,210	$19,983	$77,694	$69,340
Income allocated to participating securities	(41)	(41)	(176)	(205)
Net income available to common stockholders	$20,169	$19,942	$77,518	$69,135

Average common shares outstanding	136,922,271	138,248,629	139,377,615	144,638,458
Average committed ESOP shares outstanding	124,346	83,052	62,458	208,698
Total basic average common shares outstanding	137,046,617	138,331,681	139,440,073	144,847,156

Effect of dilutive stock options	4,252	2,723	1,891	853

Total diluted average common shares outstanding	137,050,869	138,334,404	139,441,964	144,848,009

Net earnings per share:
Basic	$0.15	$0.14	$0.56	$0.48
Diluted	$0.15	$0.14	$0.56	$0.48

Antidilutive stock options, excluded
from the diluted average common shares
outstanding calculation	2,048,600	2,052,485	2,060,748	2,430,629

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.

	September 30, 2014			June 30, 2014			September 30, 2013
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to four-family	$5,972,031	3.72%	95.0%	$5,890,819	3.74%	95.0%	$5,743,047	3.77%	95.5%
Multi-family and commercial	75,677	4.39	1.2	62,038	4.66	1.0	50,358	5.22	0.9
Construction:
One- to four-family	72,113	3.66	1.1	73,975	3.70	1.2	63,208	3.51	1.1
Multi-family and commercial	34,677	4.01	0.6	34,677	4.01	0.6	14,535	4.17	0.2
Total real estate loans	6,154,498	3.73	97.9	6,061,509	3.75	97.8	5,871,148	3.78	97.7

Consumer loans:
Home equity	130,484	5.14	2.0	130,645	5.18	2.1	135,028	5.26	2.2
Other	4,537	4.16	0.1	4,960	4.21	0.1	5,623	4.41	0.1
Total consumer loans	135,021	5.11	2.1	135,605	5.14	2.2	140,651	5.23	2.3
Total loans receivable	6,289,519	3.76	100.0%	6,197,114	3.78	100.0%	6,011,799	3.82	100.0%

Less:
Undisbursed loan funds	52,001			58,067			42,807
ACL	9,227			9,082			8,822
Discounts/unearned loan fees	23,687			23,812			23,057
Premiums/deferred costs	(28,566)			(26,367)			(21,755)
Total loans receivable, net	$6,233,170			$6,132,520			$5,958,868

The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value (“LTV”) ratio, and the average balance per loan at the dates presented. Credit scores are updated at least semiannually, with the last update in September 2014, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	September 30, 2014					September 30, 2013
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,978,396	66.6%	764	64%	$127	$4,054,436	70.6%	763	65%	$127
Correspondent purchased	1,431,745	24.0	764	68	332	1,044,127	18.2	761	67	341
Bulk purchased	561,890	9.4	749	67	311	644,484	11.2	747	67	316
	$5,972,031	100.0%	763	65	159	$5,743,047	100.0%	761	65	155

Loan Commitments

The following table summarizes our one- to four-family loan origination, refinance, and correspondent purchase commitments as of September 30, 2014, along with associated weighted average rates. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$13,712	$36,975	$16,041	$66,728	3.70%
Correspondent	18,116	33,270	18,575	69,961	3.63
	$31,828	$70,245	$34,616	$136,689	3.67

Rate	3.16%	4.13%	3.19%

Loan Activity

The following tables summarize activity in our loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in undisbursed loan funds, ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Purchased loans include purchases from correspondent lenders and participations with other lead banks. There were no loan purchases from nationwide lenders during the periods presented. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the fiscal years ended September 30, 2014 and 2013, the Bank endorsed $36.4 million and $487.0 million, respectively, of one- to four-family loans, reducing the average rate on those loans by 113 basis points and 112 basis points, respectively.

	For the Three Months Ended
	September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,197,114	3.78%	$6,117,440	3.79%	$6,095,089	3.80%	$6,011,799	3.82%
Originated and refinanced:
Fixed	116,296	3.88	98,668	4.11	63,921	4.09	108,829	3.95
Adjustable	47,025	3.67	48,106	3.75	38,790	3.76	45,273	3.76
Purchased and participations:
Fixed	127,814	3.75	122,407	4.03	65,793	4.00	94,535	4.00
Adjustable	44,417	3.07	40,344	3.12	32,932	3.27	45,541	3.34
Repayments	(241,320)		(228,911)		(177,411)		(209,931)
Principal (charge-offs) recoveries, net	(282)		(192)		(112)		(418)
Other	(1,545)		(748)		(1,562)		(539)
Ending balance	$6,289,519	3.76	$6,197,114	3.78	$6,117,440	3.79	$6,095,089	3.80

	For the Year Ended
	September 30, 2014		September 30, 2013
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,011,799	3.82%	$5,649,156	4.15%
Originated and refinanced:
Fixed	387,714	4.00	789,206	3.40
Adjustable	179,194	3.74	138,443	3.76
Purchased and participations:
Fixed	410,549	3.93	507,978	3.43
Adjustable	163,234	3.20	105,557	2.72
Repayments	(857,573)		(1,170,625)
Principal (charge-offs) recoveries, net	(1,004)		(1,211)
Other	(4,394)		(6,705)
Ending balance	$6,289,519	3.76	$6,011,799	3.82

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, participations, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Year Ended
	September 30, 2014			September 30, 2014
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$61,106	3.12%	18.2%	$191,563	3.27%	16.8%
> 15 years	167,261	4.09	49.9	551,696	4.19	48.4
Multi-family and commercial real estate	14,550	3.29	4.3	51,000	3.85	4.5
Home equity	1,051	6.12	0.3	2,863	6.16	0.2
Other	142	9.95	—	1,141	7.44	0.1
Total fixed-rate	244,110	3.81	72.7	798,263	3.96	70.0

Adjustable-rate:
One- to four-family:
<= 36 months	2,002	2.74	0.6	7,984	2.76	0.7
> 36 months	70,733	3.08	21.1	248,551	3.13	21.8
Multi-family and commercial real estate	—	—	—	14,358	4.34	1.3
Home equity	18,275	4.61	5.5	70,066	4.64	6.1
Other	432	3.15	0.1	1,469	3.17	0.1
Total adjustable-rate	91,442	3.38	27.3	342,428	3.48	30.0

Total originated, refinanced and purchased	$335,552	3.70	100.0%	$1,140,691	3.82	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$113,264	3.81		$366,599	3.95
Participations - commercial real estate	14,550	3.29		43,950	3.81
Total fixed-rate purchased/participations	127,814	3.75		410,549	3.93

Adjustable-rate:
Correspondent - one- to four-family	44,417	3.07		148,876	3.09
Participations - commercial real estate	—	—		14,358	4.34
Total adjustable-rate purchased/participations	44,417	3.07		163,234	3.20

Total purchased/participation loans	$172,231	3.58		$573,783	3.72

The following table presents originated, refinanced, and correspondent activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated.

	For the Three Months Ended			For the Year Ended
	September 30, 2014			September 30, 2014
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$123,270	78%	771	$421,120	78%	768
Refinanced by Bank customers	20,151	68	768	63,199	68	763
Correspondent purchased	157,681	76	762	515,475	75	762
	$301,102	76	766	$999,794	76	765

The following table presents the amount, percent of total, and weighted average rate, by state, for one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded 1% of the total amount originated and purchased during the fiscal year ended September 30, 2014.

	For the Three Months Ended			For the Year Ended
	September 30, 2014			September 30, 2014
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$139,549	46.3%	3.70%	$477,708	47.8%	3.78%
Missouri	77,644	25.8	3.64	280,960	28.1	3.75
Texas	37,286	12.4	3.60	94,277	9.4	3.71
Tennessee	12,345	4.1	3.59	42,359	4.2	3.67
Alabama	5,772	1.9	3.43	25,144	2.5	3.48
Oklahoma	5,441	1.8	3.74	19,674	2.0	3.95
North Carolina	7,194	2.4	3.31	16,157	1.6	3.36
Massachusetts	4,782	1.6	3.63	12,587	1.3	3.55
Other states	11,089	3.7	3.63	30,928	3.1	3.68
	$301,102	100.0%	3.65	$999,794	100.0%	3.74

Asset Quality

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO at the dates indicated. Of the loans 30 to 89 days delinquent at September 30, 2014, approximately 71% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure and nonaccrual loans less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency (“OCC”) reporting requirements, even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately three months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013		September 30, 2013
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	138	$13,074	130	$14,435	119	$13,139	178	$16,956	164	$18,225
Correspondent purchased	9	2,335	5	1,301	5	998	4	2,243	5	709
Bulk purchased	37	7,860	36	6,826	33	7,272	37	7,858	37	7,733
Consumer loans:
Home equity	33	770	33	628	35	665	41	721	45	848
Other	18	69	11	40	14	52	17	100	13	35
	235	$24,108	215	$23,230	206	$22,126	277	$27,878	264	$27,550
30 to 89 days delinquent loans
to total loans receivable, net		0.39%		0.38%		0.37%		0.46%		0.46%

	Non-Performing Loans and OREO at:
	September 30, 2014		June 30, 2014		March 31, 2014		December 31, 2013		September 30, 2013
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	82	$7,880	83	$8,130	95	$9,508	110	$9,931	101	$8,579
Correspondent purchased	2	709	2	314	2	443	5	635	5	812
Bulk purchased	28	7,120	29	8,322	33	10,301	33	10,134	34	9,608
Consumer Loans:
Home equity	25	397	23	345	23	305	29	477	29	485
Other	4	13	6	24	4	8	8	11	4	5
	141	16,119	143	17,135	157	20,565	185	21,188	173	19,489
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	67	7,473	66	8,379	66	7,111	65	6,057	57	5,833
Correspondent purchased	4	553	2	134	1	478	—	—	2	740
Bulk purchased	5	724	3	630	4	472	3	392	2	280
Consumer Loans:
Home equity	2	45	3	61	4	74	6	78	6	101
	78	8,795	74	9,204	75	8,135	74	6,527	67	6,954
Total non-performing loans	219	24,914	217	26,339	232	28,700	259	27,715	240	26,443

Non-performing loans as a percentage of total loans(2)		0.40%		0.43%		0.47%		0.46%		0.44%

OREO:
One- to four-family:
Originated(3)	25	$2,040	24	$1,430	26	$1,548	22	$1,531	28	$2,074
Correspondent purchased	1	179	1	179	4	403	1	110	2	71
Bulk purchased	2	575	2	369	4	398	6	647	4	380
Consumer Loans:
Home equity	—	—	—	—	1	18	2	57	2	57
Other(4)	1	1,300	1	1,300	1	1,300	1	1,300	1	1,300
	29	4,094	28	3,278	36	3,667	32	3,645	37	3,882
Total non-performing assets	248	$29,008	245	$29,617	268	$32,367	291	$31,360	277	$30,325

Non-performing assets as a percentage of total assets		0.29%		0.33%		0.36%		0.34%		0.33%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements, even if the loans are current. At September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013, this amount was comprised of $1.1 million, $2.5 million, $881 thousand, $1.1 million and $1.1 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $7.7 million, $6.7 million, $7.3 million, $5.4 million and $5.9 million, respectively, of loans that were current.

(2)
Excluding loans required to be reported as nonaccrual pursuant to OCC reporting requirements, even if the loans are current, non-performing loans as a percentage of total loans were 0.26%, 0.28%, 0.34%, 0.35% and 0.33%, at September 30, 2014, June 30, 2014, March 31, 2014, December 31, 2013, and September 30, 2013, respectively.

(3)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(4)	Other represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following tables present ACL activity and related ratios at the dates and for the periods indicated. Of the $1.2 million of net charge-offs during the fiscal year ended September 30, 2013, $381 thousand was due to loans that were primarily discharged in a prior fiscal year under Chapter 7 bankruptcy that had to be, pursuant to OCC reporting requirements, evaluated for collateral value loss, even if they were current.

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2014	2014	2014	2013	2013
	(Dollars in thousands)
Balance at beginning of period	$9,082	$8,967	$8,919	$8,822	$9,239
Charge-offs:
One- to four-family loans - originated	(56)	(109)	(31)	(88)	(74)
One- to four-family loans - correspondent purchased	(40)	(35)	(21)	—	—
One- to four-family loans - bulk purchased	(117)	(149)	(60)	(327)	(76)
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	(74)	(13)	(6)	(10)	(13)
Other consumer loans	(1)	(2)	(3)	—	—
Total charge-offs	(288)	(308)	(121)	(425)	(163)
Recoveries:
One- to four-family loans - originated	—	—	—	1	1
One- to four-family loans - correspondent purchased	—	—	—	—	—
One- to four-family loans - bulk purchased	—	64	—	—	238
Multi-family and commercial loans	—	—	—	—	—
Construction	—	—	—	—	—
Home equity	6	51	9	6	7
Other consumer loans	—	1	—	—	—
Total recoveries	6	116	9	7	246
Net (charge-offs) recoveries	(282)	(192)	(112)	(418)	83
Provision for credit losses	427	307	160	515	(500)
Balance at end of period	$9,227	$9,082	$8,967	$8,919	$8,822

Ratio of net charge-offs (recoveries) during the period
to average loans outstanding during the period	—%	—%	—%	0.01%	—%
Ratio of net charge-offs (recoveries) during the period
to average non-performing assets	0.97	0.62	0.35	1.35	(0.27)
ACL to non-performing loans at end of period	37.04	34.48	31.24	32.18	33.36
ACL to loans receivable, net at end of period	0.15	0.15	0.15	0.15	0.15

	For the Year Ended
	September 30,
	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$8,822	$11,100
Charge-offs:
One- to four-family loans - originated	(284)	(624)
One- to four-family loans - correspondent purchased	(96)	(13)
One- to four-family loans - bulk purchased	(653)	(761)
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	(103)	(252)
Other consumer loans	(6)	(7)
Total charge-offs	(1,142)	(1,657)
Recoveries:
One- to four-family loans - originated	1	14
One- to four-family loans - correspondent purchased	—	—
One- to four-family loans - bulk purchased	64	398
Multi-family and commercial loans	—	—
Construction	—	—
Home equity	72	33
Other consumer loans	1	1
Total recoveries	138	446
Net (charge-offs)	(1,004)	(1,211)
Provision for credit losses	1,409	(1,067)
Balance at end of period	$9,227	$8,822

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.02%	0.02%
Ratio of net charge-offs during the
period to average non-performing assets	3.38	3.45
ACL to non-performing loans at end of period	37.04	33.36
ACL to loans receivable, net at end of period	0.15	0.15
ACL to net charge-offs	9.2x	7.3x

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolio, at amortized cost, at the dates indicated. The majority of our MBS and investment securities portfolio are composed of securities issued by U.S. government-sponsored enterprises (“GSEs”). Overall, fixed-rate securities comprised 79% of these portfolios at September 30, 2014. The weighted average life (“WAL”) is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	September 30, 2014			June 30, 2014			September 30, 2013
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,279,990	2.35%	3.7	$1,353,424	2.38%	3.9	$1,427,648	2.44%	3.5
GSE debentures	554,811	1.06	2.9	554,821	1.06	3.4	709,118	1.04	2.8
Municipal bonds	38,874	2.29	2.8	37,593	2.38	2.4	35,587	3.02	1.5
Total fixed-rate securities	1,873,675	1.97	3.4	1,945,838	2.00	3.7	2,172,353	1.99	3.3

Adjustable-rate securities:
MBS	506,089	2.24	5.4	534,639	2.20	5.8	601,359	2.32	4.9
Trust preferred securities	2,493	1.49	22.7	2,524	1.49	23.0	2,594	1.51	23.7
Total adjustable-rate securities	508,582	2.24	5.5	537,163	2.19	5.9	603,953	2.31	4.9
Total securities portfolio	$2,382,257	2.02	3.9	$2,483,001	2.04	4.2	$2,776,306	2.06	3.7

MBS: The following tables provide a summary of the activity in our MBS portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds have been applied. Fixed-rate MBS purchased during the current fiscal year were generally comprised of loans with contractual terms-to-maturity of 15 years or less to help mitigate exposure to rising interest rates.

	For the Three Months Ended
	September 30, 2014			June 30, 2014			March 31, 2014			December 31, 2013
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,904,010	2.32%	4.4	$2,005,138	2.37%	4.7	$1,975,164	2.42%	4.7	$2,047,708	2.40%	3.9
Maturities and repayments	(100,521)			(99,000)			(92,609)			(95,864)
Net amortization of (premiums)/discounts	(1,464)			(1,542)			(1,271)			(1,397)
Purchases:
Fixed	—	—	—	—	—	—	103,730	1.74	3.9	25,272	1.72	3.7
Adjustable	—	—	—	—	—	—	21,737	1.92	5.2	—	—	—
Change in valuation on AFS securities	522			(586)			(1,613)			(555)
Ending balance - carrying value	$1,802,547	2.32	4.2	$1,904,010	2.32	4.4	$2,005,138	2.37	4.7	$1,975,164	2.42	4.7

	For the Year Ended
	September 30, 2014			September 30, 2013
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,047,708	2.40%	3.9	$2,332,942	2.78%	4.0
Maturities and repayments	(387,994)			(703,331)
Net amortization of (premiums)/discounts	(5,674)			(7,985)
Purchases:
Fixed	129,002	1.74	3.8	420,272	1.24	3.9
Adjustable	21,737	1.92	5.2	22,246	1.80	5.1
Change in valuation on AFS securities	(2,232)			(16,436)
Ending balance - carrying value	$1,802,547	2.32	4.2	$2,047,708	2.40	3.9

Investment Securities: The following tables provide a summary of the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented. Of the $138.9 million of fixed-rate investment securities purchased during the fiscal year ended September 30, 2014, $125.6 million are callable.

	For the Three Months Ended
	September 30, 2014			June 30, 2014			March 31, 2014			December 31, 2013
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$590,405	1.15%	3.4	$610,768	1.13%	3.5	$686,913	1.11%	3.3	$740,282	1.14%	2.9
Maturities and calls	(3,374)			(28,610)			(177,805)			(79,860)
Net amortization of (premiums)/discounts	(87)			(94)			(84)			(114)
Purchases:
Fixed	4,702	1.57	5.2	4,421	1.53	6.3	99,393	0.91	2.0	30,392	1.29	4.4
Change in valuation of AFS securities	(704)			3,920			2,351			(3,787)
Ending balance - carrying value	$590,942	1.15	3.0	$590,405	1.15	3.4	$610,768	1.13	3.5	$686,913	1.11	3.3

	For the Year Ended
	September 30, 2014			September 30, 2013
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$740,282	1.14%	2.9	$961,849	1.23%	1.0
Maturities and calls	(289,649)			(619,034)
Net amortization of (premiums)/discounts	(379)			(460)
Purchases:
Fixed	138,908	1.04	2.8	408,726	1.00	2.1
Change in valuation of AFS securities	1,780			(10,799)
Ending balance - carrying value	$590,942	1.15	3.0	$740,282	1.14	2.9

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	September 30, 2014			June 30, 2014			September 30, 2013
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Noninterest-bearing checking	$167,045	—%	3.6%	$166,083	—%	3.6%	$150,171	—%	3.2%
Interest-bearing checking	523,959	0.05	11.2	532,459	0.05	11.5	505,762	0.05	11.0
Savings	296,187	0.15	6.4	295,027	0.12	6.3	283,169	0.13	6.1
Money market	1,135,915	0.23	24.4	1,132,813	0.23	24.3	1,128,604	0.23	24.5
Retail certificates of deposit	2,231,737	1.22	47.9	2,225,132	1.23	47.8	2,242,909	1.27	48.7
Public units/brokered deposits	300,429	0.63	6.5	303,348	0.65	6.5	300,831	0.80	6.5
	$4,655,272	0.70	100.0%	$4,654,862	0.70	100.0%	$4,611,446	0.74	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of September 30, 2014:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$776,165	$280,116	$30,917	$63	$1,087,261	0.49%
1.00 – 1.99%	238,851	252,931	320,705	336,574	1,149,061	1.41
2.00 – 2.99%	236,839	39,051	—	1,896	277,786	2.51
3.00 – 3.99%	17,287	188	317	—	17,792	3.03
4.00 – 4.99%	189	77	—	—	266	4.40
	$1,269,331	$572,363	$351,939	$338,533	$2,532,166	1.15

Percent of total	50.1%	22.6%	13.9%	13.4%
Weighted average rate	1.03	1.09	1.37	1.45
Weighted average maturity (in years)	0.5	1.5	2.5	3.6	1.4
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of September 30, 2014. At September 30, 2014, the Bank also had $800.0 million outstanding on the FHLB line of credit, at a rate of 0.24%, in conjunction with the daily leverage strategy, which is not included in the following table.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2015	$600,000	$20,000	1.73%	1.96%
2016	575,000	—	2.29	2.91
2017	500,000	—	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	200,000	—	1.63	1.63
2020	250,000	100,000	2.18	2.18
2021	250,000	—	2.53	2.53
	$2,575,000	$220,000	2.26	2.45

(1)
The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of term borrowings and certificates of deposit, split between retail and public unit/brokered deposit amounts, for the next four quarters as of September 30, 2014.

					Public Unit/
	Term		Retail		Brokered
Maturity by	Borrowings	Repricing	Certificate	Repricing	Deposit	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
December 31, 2014	$250,000	0.84%	$258,277	0.99%	$112,909	0.16%	$621,186	0.78%
March 31, 2015	250,000	2.47	250,430	1.07	51,831	0.19	552,261	1.62
June 30, 2015	100,000	3.01	256,207	1.14	67,557	1.89	423,764	1.70
September 30, 2015	20,000	4.45	257,587	1.27	14,533	0.35	292,120	1.44
	$620,000	1.96	$1,022,501	1.12	$246,830	0.65	$1,889,331	1.33

The following tables present term borrowing activity for the periods shown, which includes FHLB advances, at par, and repurchase agreements. Line of credit activity is excluded from the following tables. At September 30, 2014, the Bank had $800.0 million outstanding on the FHLB line of credit, at a rate of 0.24%, in conjunction with the daily leverage strategy. The weighted average effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated. Rates on new borrowings are fixed-rate. The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	September 30, 2014			June 30, 2014			March 31, 2014			December 31, 2013
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,795,000	2.53%	2.9	$2,795,000	2.54%	2.9	$2,845,000	2.71%	2.7	$2,845,000	2.75%	2.6
Maturities and prepayments:
FHLB advances	—	—		(100,000)	2.80		(200,000)	5.01		(150,000)	3.16
Repurchase agreements	(100,000)	4.20		—	—		—	—		—	—
New borrowings:
FHLB advances	100,000	1.96	5.0	100,000	2.45	7.0	150,000	2.59	7.0	150,000	2.32	6.0
Ending balance	$2,795,000	2.45	2.8	$2,795,000	2.53	2.9	$2,795,000	2.54	2.9	$2,845,000	2.71	2.7

	For the Year Ended
	September 30, 2014			September 30, 2013
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,845,000	2.75%	2.6	$2,915,000	3.13%	2.7
Maturities and prepayments:
FHLB advances	(450,000)	3.90		(325,000)	4.17
Repurchase agreements	(100,000)	4.20		(145,000)	3.81
New borrowings:
FHLB advances	500,000	2.36	6.3	300,000	1.23	5.7
Repurchase agreements	—	—	—	100,000	2.53	7.0
Ending balance	$2,795,000	2.45	2.8	$2,845,000	2.75	2.6

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated. The loan terms presented for one- to four-family loans represent the contractual terms of the loan.

	September 30, 2014
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$590,942	1.15%	3.0	24.7%	6.1%
MBS - fixed	1,287,051	2.35	3.7	53.8	13.3
MBS - adjustable	515,496	2.24	5.4	21.5	5.3
Total investment securities and MBS	2,393,489	2.03	3.9	100.0%	24.7
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,151,351	3.43	4.1	18.3%	11.9
> 15 years	3,639,596	4.13	6.3	57.9	37.4
All other fixed-rate loans	151,164	4.66	3.7	2.4	1.6
Total fixed-rate loans	4,942,111	3.98	5.7	78.6	50.9
Adjustable-rate one- to four-family:
<= 36 months	369,579	2.15	3.9	5.9	3.8
> 36 months	811,505	2.92	3.2	12.9	8.4
All other adjustable-rate loans	166,324	4.32	1.3	2.6	1.7
Total adjustable-rate loans	1,347,408	2.88	3.2	21.4	13.9
Total loans receivable	6,289,519	3.75	5.1	100.0%	64.8
FHLB stock	213,054	5.99	2.0		2.2
Cash and cash equivalents	810,840	0.25	—		8.3
Total interest-earning assets	$9,706,902	3.08	4.3		100.0%

Transaction deposits	$2,123,106	0.16	6.8	45.6%	25.7%
Certificates of deposit	2,532,166	1.15	1.4	54.4	30.7
Total deposits	4,655,272	0.70	3.9	100.0%	56.4
Term borrowings	2,795,000	2.45	2.8	77.7%	33.9
Line of credit	800,000	0.24	—	22.3	9.7
Total borrowings	3,595,000	1.96	2.2	100.0%	43.6
Total interest-bearing liabilities	$8,250,272	1.24	3.1		100.0%

At September 30, 2014, the Bank’s one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was negative $(81.2) million, or (0.8)% of total assets, compared to negative $(124.1) million, or (1.4)% of total assets, at June 30, 2014. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. As interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers and agency debt issuers will have less economic incentive to modify their cost of borrowings. If interest rates were to increase 200 basis points, as of September 30, 2014, the Bank’s one-year gap is projected to be negative $(472.8) million, or (4.8)% of total assets, meaning more liabilities are anticipated to reprice than assets. This compares to a negative one-year gap of $(512.6) million, or (5.7)% of total assets, if interest rates were to increase 200 basis points, as of June 30, 2014. The change in the one-year gap amount in both the base case and +200 basis point scenarios between periods was due primarily to a decrease in the amount of liabilities repricing over the 12 month horizon. This was primarily due to a $100.0 million repurchase agreement that matured during the current quarter that was replaced with a new 60 month FHLB advance. Additionally, the decrease in the gap as a percentage of total assets was reduced due to a larger balance sheet as a result of the daily leverage strategy. The gap position of the Bank has been managed over the past several years as increasing interest rates have been anticipated. Because of the on-balance sheet strategies implemented over the past several years of lengthening FHLB advances, increasing rates offered on longer-term certificate of deposit products, purchasing shorter term maturities of agency debentures, and focusing on the long-term value of the balance sheet through the measurement and management of our market value of portfolio equity, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher than one year ago.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders’ equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at September 30, 2014. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Year Ended September 30,
	September 30, 2014	2014			2013
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.75%	$6,082,505	$229,944	3.78%	$5,740,435	$228,455	3.98%
MBS(2)	2.32	1,931,477	45,300	2.35	2,247,927	55,424	2.47
Investment securities(2)(3)	1.15	648,939	7,385	1.14	842,335	10,012	1.19
FHLB stock	5.99	139,197	6,555	4.71	132,516	4,515	3.41
Cash and cash equivalents	0.25	420,194	1,062	0.25	61,899	148	0.24
Total interest-earning assets(1)(2)	3.08	9,222,312	290,246	3.15	9,025,112	298,554	3.31
Other noninterest-earning assets		221,229			226,850
Total assets		$9,443,541			$9,251,962

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.04	$676,773	259	0.04	$633,182	244	0.04
Savings	0.15	291,957	353	0.12	275,146	284	0.10
Money market	0.23	1,137,734	2,635	0.23	1,138,055	2,446	0.21
Retail certificates	1.22	2,220,436	27,205	1.23	2,251,591	31,198	1.39
Wholesale certificates	0.63	303,528	2,152	0.71	287,068	2,644	0.92
Total deposits	0.70	4,630,428	32,604	0.70	4,585,042	36,816	0.80
FHLB advances(4)	2.39	2,499,888	62,348	2.49	2,529,298	70,766	2.80
FHLB line of credit	0.24	356,890	869	0.24	25,709	50	0.19
FHLB borrowings	1.88	2,856,778	63,217	2.21	2,555,007	70,816	2.77
Repurchase agreements	3.08	300,274	10,282	3.38	332,411	12,762	3.79
Total borrowings	1.96	3,157,052	73,499	2.32	2,887,418	83,578	2.89
Total interest-bearing liabilities	1.24	7,787,480	106,103	1.36	7,472,460	120,394	1.61
Other noninterest-bearing liabilities		102,638			103,159
Stockholders’ equity		1,553,423			1,676,343
Total liabilities and stockholders’ equity		$9,443,541			$9,251,962

Net interest income(5)			$184,143			$178,160
Net interest rate spread(6)	1.84			1.79			1.70
Net interest-earning assets		$1,434,832			$1,552,652
Net interest margin(7)				2.00			1.97
Ratio of interest-earning assets
to interest-bearing liabilities				1.18x			1.21x

Selected performance ratios:
Return on average assets				0.82%			0.75%
Return on average equity				5.00			4.14
Average equity to average assets				16.45			18.12
Operating expense ratio(8)				0.96			1.05
Efficiency ratio(9)				43.72			48.13

	For the Three Months Ended
	September 30, 2014			June 30, 2014
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$6,187,129	$58,405	3.77%	$6,095,618	$57,474	3.77%
MBS(2)	1,842,563	10,535	2.29	1,946,653	11,206	2.30
Investment securities(2)(3)	594,402	1,711	1.15	610,101	1,739	1.14
FHLB stock	178,888	2,678	5.94	118,095	1,452	4.93
Cash and cash equivalents	1,417,848	905	0.25	81,393	50	0.25
Total interest-earning assets(1)(2)	10,220,830	74,234	2.90	8,851,860	71,921	3.25
Other noninterest-earning assets	224,792			216,959
Total assets	$10,445,622			$9,068,819

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$690,287	66	0.04	$691,454	66	0.04
Savings	296,077	113	0.15	296,424	92	0.13
Money market	1,145,269	672	0.23	1,133,901	653	0.23
Retail certificates	2,213,397	6,749	1.21	2,229,439	6,784	1.22
Wholesale certificates	305,951	481	0.62	300,557	529	0.71
Total deposits	4,650,981	8,081	0.69	4,651,775	8,124	0.70
FHLB advances(4)	2,539,504	15,352	2.40	2,459,911	14,822	2.42
FHLB line of credit	1,407,610	865	0.24	7,043	4	0.23
FHLB borrowings	3,947,114	16,217	1.63	2,466,954	14,826	2.41
Repurchase agreements	241,739	1,963	3.18	320,000	2,773	3.43
Total borrowings	4,188,853	18,180	1.72	2,786,954	17,599	2.53
Total interest-bearing liabilities	8,839,834	26,261	1.18	7,438,729	25,723	1.38
Other noninterest-bearing liabilities	100,452			93,984
Stockholders’ equity	1,505,336			1,536,106
Total liabilities and stockholders’ equity	$10,445,622			$9,068,819

Net interest income(5)		$47,973			$46,198
Net interest rate spread(6)			1.72			1.87
Net interest-earning assets	$1,380,996			$1,413,131
Net interest margin(7)			1.88			2.09
Ratio of interest-earning assets
to interest-bearing liabilities			1.16x			1.19x

Selected performance ratios:
Return on average assets (annualized)			0.77%			0.88%
Return on average equity (annualized)			5.37			5.20
Average equity to average assets			14.41			16.94
Operating expense ratio (annualized)(8)			0.90			0.99
Efficiency ratio(9)			43.53			43.19

(1)
Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage loans receivable held-for-sale for all periods presented except the three months ended September 30, 2014 as there were no loans held-for-sale outstanding during that time.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $36.8 million and $41.5 million for the fiscal years ended September 30, 2014 and 2013, respectively, and $37.1 million for each of the quarters ended September 30, 2014 and June 30, 2014.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(8)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(9)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.